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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. _______)*


                            SIMULATION SCIENCES INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   829213107
-------------------------------------------------------------------------------
                                 (Cusip Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 829213107                  13G                      PAGE 2 OF 9 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jo Ann C. Brannock, as Trustee of the Brannock 1996 GRAT 1-5, dated 5/24/96
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             100,000
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  100,000
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           100,000
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT


SEC 1745 (2-95)

CUSIP NO. 829213107                  13G                     PAGE 3 OF 9 PAGES

-------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Norman Fred Brannock, as Trustee of the Brannock 1996 GRAT 2-5, dated 5/24/96
-------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3    SEC USE ONLY

-------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             100,000
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  100,000
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         100,000
-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1%
-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

         00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                  13G                      PAGE 4 OF 9 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           N. Fred Brannock and Jo Ann C. Brannock, Trustees, Brannock
           Family Trust UTD June 7, 1988
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             0
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           527,682
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  0
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  527,682
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           527,682
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                  13G                      PAGE 5 OF 9 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           N. Fred Brannock
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             70,058
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  70,058
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           70,058
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .7%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO.   829213107                                        PAGE 6 OF 9 PAGES


ITEM 1.

         (a)     NAME OF ISSUER:   Simulation Sciences Inc.

         (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 601 S. Valencia Avenue
                 Brea, CA  92823

ITEM 2.

         (a) NAME OF PERSON FILING: This statement is filed by and on behalf of :

                 (i) Jo Ann C. Brannock, as Trustee of the Brannock 1996 GRAT 1-5, dated 5/24/96
                 (ii) Norman Fred Brannock, as Trustee of the Brannock 1996 GRAT 2-5, dated 5/24/96
                 (iii) N. Fred Brannock and Jo Ann C. Brannock, Trustees, Brannock Family Trust UTD June 7, 1988
                 (iv)     N. Fred Brannock


         (b) ADDRESS OF PRINCIPAL OFFICE: The address of each of the foregoing is:

                 1600 N. Lindendale
                 Fullerton, CA  92831

         (c)     CITIZENSHIP:

                 United States

         (d)     TITLE OF CLASS OF SECURITIES:  Common Stock

         (e)     CUSIP NUMBER:  829213107


ITEM 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

         N/A

CUSIP NO.   829213107                                         PAGE 7 OF 9 PAGES


ITEM 4.  OWNERSHIP

         (a)     AMOUNT BENEFICIALLY OWNED:

                 100,000  --  owned by Jo Ann C. Brannock, as Trustee of the
                              Brannock 1996 GRAT 1-5, dated 5/24/96

                 100,000  --  owned by Norman Fred Brannock, as Trustee of the
                              Brannock 1996 GRAT 2-5, dated 5/24/96

                 527,682  --  owned by N. Fred Brannock and Jo Ann C. Brannock,
                              Trustees, Brannock Family Trust UTD June 7, 1988

                  70,058  --  N. Fred Brannock has a right to acquire (shares are fully vested in a 401(k) account)
                 -------
                 797,740  --  aggregate number of shares

         (b)     PERCENT OF CLASS*:  8%

         (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)   Sole power to vote or to direct
                      the vote:
                           JoAnn C. Brannock                 100,000
                           Norman Fred Brannock              170,058
                (ii)  Shared power to vote:
                           JoAnn C. Brannock and
                           Norman Fred Brannock              527,682
                (iii) Sole power to dispose or direct
                      the disposition of:
                           JoAnn C. Brannock                 100,000
                           Norman Fred Brannock              170,058
                (iv)  Shared power to dispose or
                      direct the disposition of:
                           JoAnn C. Brannock and
                           Norman Fred Brannock              527,682



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A





-------------------------

* Combined with other members of the group, the total ownership of the group exceeds 5% of the class as of December 31, 1996.

CUSIP NO.   829213107                                         PAGE 8 OF 9 PAGES



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See attached Exhibit A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A





                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 11, 1997
                                       -----------------------------------------
                                                          Date


                                                 /s/ JO ANN C. BRANNOCK
                                       -----------------------------------------
                                                        Signature


                                         Jo Ann C. Brannock, as Trustee of the
                                         Brannock 1996 GRAT 1-5, dated 5/24/96
                                       -----------------------------------------
                                                       Name/Title

CUSIP NO.   829213107                                         PAGE 9 OF 9 PAGES



                                                   February 11, 1997
                                        ----------------------------------------
                                                         Date

                                                /s/ NORMAN FRED BRANNOCK
                                        ----------------------------------------
                                                       Signature


                                        Norman Fred Brannock, as Trustee of the
                                        Brannock 1996 GRAT 2-5, dated 5/24/96
                                        ----------------------------------------
                                                       Name/Title


                                                    February 11, 1997
                                        ----------------------------------------
                                                          Date

                                        /s/ N. FRED BRANNOCK/JO ANN C. BRANNOCK
                                        ----------------------------------------
                                                        Signature


                                        N. Fred Brannock and Jo Ann C. Brannock,
                                          Trustees, Brannock Family Trust UTD
                                                       June 7, 1988
                                        ----------------------------------------
                                                        Name/Title



                                                     February 11, 1997
                                        ----------------------------------------
                                                           Date


                                                  /s/ N. FRED BRANNOCK
                                        ----------------------------------------
                                                        Signature


                                                     N. Fred Brannock
                                        ----------------------------------------
                                                        Name/Title

                                   EXHIBIT A
                                   ---------

         The following entities and individual agree to file this form 13G jointly:


                                                   February 11, 1997
                                       ----------------------------------------
                                                         Date


                                                /s/ JO ANN C. BRANNOCK
                                       ----------------------------------------
                                                       Signature


                                        Jo Ann C. Brannock, as Trustee of the
                                        Brannock 1996 GRAT 1-5, dated 5/24/96
                                       ----------------------------------------
                                                       Name/Title


                                                   February 11, 1997
                                       ----------------------------------------
                                                          Date


                                              /s/ NORMAN FRED BRANNOCK
                                       ----------------------------------------
                                                      Signature


                                       Norman Fred Brannock, as Trustee of the
                                       Brannock 1996 GRAT 2-5, dated 5/24/96
                                       ----------------------------------------
                                                      Name/Title


                                                   February 11, 1997
                                       ----------------------------------------
                                                          Date


                                        /s/ N. FRED BRANNOCK/JO ANN C. BRANNOCK
                                       -----------------------------------------
                                                       Signature


                                       N. Fred Brannock and Jo Ann C. Brannock,
                                       Trustee of the Brannock Family trust UTD
                                                      June 7, 1988
                                       ----------------------------------------
                                                       Name/Title

                                                  February 11, 1997
                                       -----------------------------------------
                                                         Date


                                                 /s/ N. FRED BRANNOCK
                                       -----------------------------------------
                                                       Signature


                                                    N. Fred Brannock
                                       -----------------------------------------
                                                       Name/Title